EXHIBIT 10.1
AMENDMENT NO. 2 TO
EXECUTIVE TRANSITION AGREEMENT
THIS AMENDMENT NO. 2 is effective as of the 1st day of February, 2010, between The Bon-Ton Stores, Inc., a Pennsylvania corporation (the “Company”), and Mr. M. Thomas Grumbacher (the “Executive”).
WHEREAS, the Company and the Executive are parties to an Executive Transition Agreement effective as of February 1, 2005, as amended by that Amendment to Executive Transition Agreement effective as of December 6, 2007 (together, the “Transition Agreement”); and
WHEREAS, the parties wish to amend the Transition Agreement to extend its term and make certain other changes.
NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:
1. Capitalized Terms. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings ascribed to such terms in the Transition Agreement.
2. Amendments to Transition Agreement. The Transition Agreement is hereby amended, as follows:
a. Section I of the Transition Agreement is hereby amended by deleting the existing section and substituting the following:
“Term. The term of the Executive’s service hereunder shall commence as of February 1, 2005 (the “Effective Date”) and shall remain in effect through December 31, 2010, or until such earlier time at which the Executive ceases to serve as Executive Chairman of the Board (the “Term”).”
b. The first sentence of Section II of the Transition Agreement is hereby amended by changing the date “January 31, 2010” to “December 31, 2010.”
c. Section II of the Transition Agreement is hereby amended by the addition of the following sentence at the end of such section:
“Beginning January 1, 2011, the Executive shall serve as non-Executive Chairman of the Board, for such term and with such duties and compensation as the Board and Executive may agree.”
d. The first sentence of Section III.A of the Transition Agreement is hereby amended to read as follows:

“For each fiscal year of the Company during the Executive Term, i.e., the fiscal years commencing on or about February 1, 2005, February 1, 2006, February 1, 2007, February 1, 2008, February 1, 2009 and February 1, 2010 (each, a “Fiscal Year” and the year commencing on or about February 1, 2010, the “2010 Fiscal Year”), the Executive shall receive a base salary of $650,000 per year, payable in accordance with the Company’s normal payroll practices, appropriately pro rated, with respect to the 2010 Fiscal Year, for the portion of such Fiscal Year during which the Executive serves as Executive Chairman.”
e. After the fourth sentence of Section III.B of the Transition Agreement the following sentence is hereby added:
“For the 2010 Fiscal Year, the Executive shall be eligible for a target bonus of 40% of Base Salary and a maximum bonus equal to 80% of his Base Salary, prorated for the number of months for which the Executive serves as Executive Chairman.”
f. The following shall be added at the end of the last sentence of Section III.B of the Transition Agreement:
“; provided, however, with respect to the 2010 Fiscal Year, the Base Salary to be used in such calculation shall be the Base Salary at the end of the Term.”
3. Full Force and Effect. Except as amended hereby, the Transition Agreement shall remain unchanged and in full force and effect.
IN WITNESS WHEREOF, the Company has caused this Amendment No. 2 to be duly executed and the Executive has hereunto set his hand, effective as of the date first set forth above.

THE BON-TON STORES, INC.
By:	/s/ Marsha M. Everton
Marsha M. Everton
Chair, Human Resources and Compensation Committee

/s/ M. Thomas Grumbacher
M. Thomas Grumbacher